As filed with the Securities and Exchange Commission on December 8, 2023

Registration Statement File No. 333-254458

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3
REGISTRATION STATEMENT NO. 333-254458
UNDER
THE SECURITIES ACT OF 1933

BSQUARE CORPORATION
(Exact name of registrant as specified in its charter)

Washington	91-1650880
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Kontron America, Incorporated PO Box 59478 Renton, WA	98058
(Address of Principal Executive Office)	(Zip Code)

Registrant’s telephone number, including area code: 425-519-5900

Ted Christiansen
Secretary
Bsquare Corporation
PO Box 59478
Renton, WA  98058
Phone: 425-519-5900

with copies to:

Jay H. Knight
Taylor K. Wirth
Barnes & Thornburg LLP
827 19th Avenue South, Suite 930
Nashville, TN 37203-3447
(615) 621-6100

Approximate date of commencement of proposed sale to the public: N/A.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

Bsquare Corporation, a Washington corporation (the “Registrant”), is filing this post-effective amendment (the “Post-Effective Amendment”) to its Registration Statement on Form S-3 (No. 333-254458), filed with the Securities and Exchange Commission on March 18, 2021, registering the sale of up to $50,000,000 of securities (the “Registration Statement”), to deregister any securities of the Registrant, which are registered but unsold or otherwise unissued as of the date hereof.

On December 7, 2023, pursuant to that certain Agreement and Plan of Merger, dated as of October 11, 2023, by and among the Registrant, Kontron Merger Sub., Inc., a Delaware corporation (“Merger Sub”), and Kontron America, Incorporated, a Delaware corporation (“Kontron”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a direct, wholly owned subsidiary of Kontron.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statement. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statement and, in accordance with an undertaking made by the Registrant in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Registrant registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Renton, State of Washington, on December 8, 2023.

BSQUARE CORPORATION

By:	/s/ Ted Christiansen
Name:	Ted Christiansen
Title:	Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statement on Form S-3 in reliance upon Rule 478 of the Securities Act of 1933, as amended.